Exhibit 10.4

GRAIN BIN LEASE AGREEMENT

THIS GRAIN BIN LEASE AGREEMENT (this “Agreement”) is made June 1,  2015 (the “Effective Date”), by and between FCStone Merchant Services, LLC ("FCStone"), a Delaware limited liability company with its principal  office at 2829 Westown Parkway, Suite 100 West Des Moines, Iowa 50266, and Agri-Energy, LLC. (“Company”), a Minnesota limited liability corporation with its principal office at 502 S. Walnut, Luverne, MN 56156 (each a “Party” and collectively, the “Parties”).

WITNESSETH:

WHEREAS, FCStone desires to store corn grain (the “Subject Feedstock”)at the Company’s plant in Luverne, Minnesota (the “Company Plant”) in connection with FCStone’s performance of its obligations under the Origination Agreement; and

WHEREAS, the Company presently has grain bins located at the Company Plant for the storage of Subject Feedstock that it is willing to lease to FCStone, provided the FCStone pays for the right to store the Subject Feedstock in such grain bins upon the execution of this Agreement.

NOW, THEREFORE, pursuant to the mutual promises and agreements made herein, the Parties agree as follows:

1. Storage and Delivery of Grain. By signing this Agreement, FCStone agrees to lease grain bins from the Company sufficient to store 700,000 bushels of grain (the “Leased Bins”) at the Company Plant during the term of this Agreement. The Company, in consideration of the execution of this Agreement agrees to have the Leased Bins available for FCStone’s use. FCStone shall deliver Subject Feedstock to the Company Plant pursuant to the terms of that certain Price Risk Management, Origination and Merchandising Agreement (the “Origination Agreement”) previously executed between the Parties.  Title to the Subject Feedstock shall remain with FCStone at all times while the Subject Feedstock is stored in the Leased Bins. All Subject Feedstock stored in the Leased Bins shall be for the exclusive use of the Company, unless agreed to by the Company for other uses.

2. Storage term. The term of this Agreement shall run concurrently with the Origination Agreement, and will be extended, terminated, or expire in accordance with the Origination Agreement, or as otherwise set forth herein.

3. Fees and Rents. FCStone shall pay the Company $175,000 per year to lease the Leased Bins.  FCStone’s rent obligation will become due on a quarterly basis in advance on the first Monday of each January, April, July and October, provided that FCStone may net such rent payments out of amounts otherwise owed between the parties pursuant to the Origination Agreement, as more fully set forth in the Origination Agreement.

4. Receiving.  Company will staff and operate the Leased Bins and corn receiving, including the use of the scales and corn testing equipment.

5. Suspension of Production.  In the event the Company stops grinding corn grain for seven or more consecutive calendar days, then FCStone will be entitled to a pro rata refund of the fees paid in accordance with Section 3 for such days when the Company was not grinding corn. Further, notwithstanding any shutdown, the Company agrees to make the Leased Bins, Company Plant, employees, and contractors reasonably available should FCStone elect to remove Subject Feedstock from the Leased Bins during any production stoppage subject to the Origination Agreement.

6. Quality of Corn Grain. Company has the right to reject any Subject Feedstock for storage in the Leased Bins, if the Subject Feedstock does not meet quality standards of the Company. Company shall be responsible for checking the Subject Feedstock stored in the Leased Bins and Company shall indemnify FCStone for any loss incurred by FCStone in the event the grain goes out of condition after arriving at the Company Plant.

7. Scale Ticket. Upon each delivery of Subject Feedstock by FCStone to the Company Plant for deposit into the Leased Bins, Company shall issue a scale ticket evidencing the receipt of such Subject Feedstock indicating the exact number of bushels received.

8. Insurance. FCStone shall insure the grain delivered by FCStone for storage in Leased Bins against loss or damage by fire, lightening, tornado, wind storm, cyclone and inherent explosion for full market value at the time of loss.  Company shall maintain insurance in accordance with the Origination Agreement.

9. Commodities.   Commodities included for storage in the Leased Bins are: corn grain.

10. Storage and Access.  The Leased Bins can be refilled pursuant to the terms of that certain Origination Agreement previously executed between the Parties. In addition to the rights and obligations of the Parties set forth in Section 5, FCStone and its duly authorized agents and representatives shall have the right to enter upon any location, including the Company Plant, where the Leased Bins are located at all reasonable times upon reasonable notice during the term of this Agreement for the purpose of examining and inspecting the Subject Feedstock, or, subject to the Origination Agreement, for removing the Subject Feedstock at FCStone’s discretion.

11. Maintenance, Repair, and Expense. During the term of this Agreement, Company shall pay for all repairs and maintenance of the Leased Bins.  In the event the Leased Bins are destroyed or become unusable, non-serviceable, or beyond repair, for a period of not less than seven consecutive days, through no fault of FCStone, this Agreement shall terminate and be of no further force and effect, and FCStone shall be entitled to a pro rata refund of the prepaid rent for the remaining term of this Agreement.

12. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and the successors and assigns of the entire business and goodwill of FCStone or Company. Neither Party may assign this Agreement without the express consent of the other Party except that (i) no such consent shall be required in connection with a sale, merger or any acquisition of the entire business of any Party; (ii) Company expressly consents that FCStone may assign to any other majority owned subsidiary of INTL FCStone Inc.; and (iii) FCStone expressly consents that Company’s rights and other interests hereunder is and/or may be pledged or assigned as security in connection with the financing or refinancing of the Company Plant.

13.  No Right to Sublease. Company does not convey to FCStone the right to sublease or sublet any part of the Leased Bins.

14. Law and Venue.  With respect to governing law and venue, the Parties agree that Sections 25 and 32 of the Origination Agreement shall apply equally to this Agreement, and such sections are adopted and incorporated into this Agreement.

15.  Authority.  The signatories hereto warrant and represent that they have the competent authority on behalf of their respective organizations to enter into the obligations of this Agreement. This Agreement may be executed in multiple counterparts, which together shall constitute one agreement.  Signatures received by facsimile shall be considered original signatures.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed and delivered this Agreement the day and year first above written.

AGRI-ENERGY, LLC.

BY:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

FCSTONE MERCHANT SERVICES, LLC

BY:	/s/ Greg Clark
Name:	Greg Clark
Title:	Vice President